Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MANATRON, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-1983228 (I.R.S. Employer Identification Number)

510 East Milham Avenue Portage, Michigan (Address of Principal Executive Offices)	49002 (Zip Code)

MANATRON, INC.
STOCK INCENTIVE PLAN OF 1999
(Full Title of the Plan)

Paul R. Sylvester President and Chief Executive Officer Manatron, Inc. 510 East Milham Avenue Portage, Michigan 49002	Copies to:	Stephen C. Waterbury Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent For Service)
(616) 567-2900
(Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, no par value	250,000 shares(3)	$5.125	$1,281,250	$356.19

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	On December 13, 1999, the last sales price of the Common Stock of Manatron, Inc. was $5.125 per share. The registration fee is computed in accordance with Rule 457(h) and (c).
(3)	Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                The following documents filed by Manatron, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

       (a)        The Registrant's Annual Report on Form 10-K for the year ended April 30, 1999.

       (b)        The Registrant's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1999 and October 31, 1999.

       (c)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Registrant's latest fiscal year covered by the financial statements included in the Annual Report referred to in (a) above.

       (d)        The registration statement on Form 8-A for the Registrant's Common Stock, containing a description of such stock, filed with the Commission.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold from the date of filing of such documents shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                 The class of securities to be offered is registered under Section 12 of the Exchange Act. A description of such securities has been incorporated by reference in Item 3(c) above.

Item 5.	Interest of Named Experts and Counsel.

                 Not applicable.

Item 6.	Indemnification of Directors and Officers.

                 Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") provide for the indemnification of directors and officers of Michigan corporations, such as Manatron, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful). The directors and officers would be indemnified against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement that are reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Manatron) arising out of their position with Manatron (or with some other entity at Manatron's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement that are reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Manatron, unless the director or officer is found liable to Manatron, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

                 The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                 In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                 Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Manatron's Restated Articles of Incorporation, Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

                 Manatron's Restated Articles of Incorporation and Bylaws generally require Manatron to indemnify its directors and officers to the fullest extent permissible under Michigan law against all expenses (including amounts paid in settlement) incurred in any proceeding (whether or not such proceeding was by or in the right of Manatron, a subsidiary or otherwise) in which they were a party because of their position as a director or officer of Manatron or because they served at the request of Manatron as a director, officer, employee or agent of another corporation or entity. The provision also provides for the advancement of litigation expenses at the request of a director or officer under certain circumstances.

                 All of the above provisions could affect the liability of Manatron's directors and officers in their capacities as such.

Item 7.	Exemption From Registration Claimed.

                 Not applicable.

Item 8.	Exhibits.

                 The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1	Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.2	Bylaws. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.3	Revolving Credit Loan Agreement. Previously filed as an exhibit to the Company's Form 8-K Current Report dated November 11, 1994, and incorporated herein by reference.

4.4	First Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.5	Second Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.6	Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5	Opinion of Legal Counsel.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Legal Counsel. Included in Exhibit 5 above.

24	Powers of Attorney.

Item 9.	Undertakings.

                 (a)        The undersigned registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;         (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.         (h)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portage, state of Michigan, on this ____ day of ___________, 1999.

MANATRON, INC. By Paul R. Sylvester President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Paul R. Sylvester	Director (Principal Executive Officer)	___________, 1999

Randall L. Peat	Director	___________, 1999

Richard J. Holloman	Director	___________, 1999

Douglas A. Peat	Director	___________, 1999

Jane M. Rix	Director	___________, 1999

Stephen C. Waterbury	Director	___________, 1999

Harry C. Vorys	Director	___________, 1999

Gene Bledsoe	Director	___________, 1999

Allen F. Peat	Director	___________, 1999

Joseph Zalewski	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	___________, 1999

*By Paul R. Sylvester Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.2	Bylaws. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.3	Revolving Credit Loan Agreement. Previously filed as an exhibit to the Company's Form 8-K Current Report dated November 11, 1994, and incorporated herein by reference.

4.4	First Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.5	Second Amendment to Revolving Credit Agreement. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1996, and incorporated herein by reference.

4.6	Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5	Opinion of Legal Counsel.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Legal Counsel. Included in Exhibit 5 above.

24	Powers of Attorney.